Exhibit 99.1

APX GROUP HOLDINGS, INC. REPORTS FOURTH QUARTER AND FISCAL 2016 RESULTS

Full Year 2016 Highlights

•	Record Total Revenues of $757.9 Million, YOY Increase of 15.9%

•	Net Loss of $276.0 Million; Adjusted EBITDA[1] Increased 14.7% to $444.1 Million

•	277,241 Net New Smart Home Subscribers, up 17.2% YOY

•	86.4% Adoption Rate of Advanced Smart Home Services

•	53.4% YOY Growth in Inside Sales

4th Quarter 2016 Highlights

•	Total Revenues Increased 16.9% YOY to $204.5 Million

•	Net Loss of $71.2 Million; Adjusted EBITDA[1] Increased 16.6% YOY to $118.3 Million

•	39,805 Net New Smart Home Subscriber Originations, 20.0% YOY Growth

Provo, UT – March 2, 2017 – APX Group Holdings, Inc. (“APX Group,” “Vivint Smart Home,” “Vivint” or the “Company”) today reported financial and operational results for the fourth quarter and full year ended December 31, 2016.

“The Smart Home market continued to grow and evolve in 2016,” said Todd Pedersen, CEO of APX Group. “We’re seeing customer awareness increase. New use cases are coming to the market while estimates for the future size of the market are increasing. Most importantly, we believe that Vivint’s strategy of deploying an integrated, full-service offering and a curated model and product offering is a key differentiator in driving customer experience and earning a disproportionate share of the market’s profit pool. Our sales have continued to grow nicely, in particular our Inside Sales, which is taking advantage of our increasing brand awareness, which drove a 53% year over year growth. The Vivint Sky platform has increased functionality and we released our first artificial intelligence offering, driven by data analytics and our direct customer engagement.” Mr. Pedersen continued, “I’d also mention that our entire team is focused on driving this momentum into 2017, including the priorities of channel expansion, Flex Pay and platform innovation.”

Revenue and Subscriber Data

Fourth quarter total revenues increased 16.9% to $204.5 million over the same period in 2015. The increase in total revenues was primarily driven by a 16.2% growth in recurring revenue from an increase in the Total Subscribers and an increase in Average Revenue per User (“ARPU”) for the same period in 2015.

[1]	This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

The Company added 39,805 net new smart home subscribers in the fourth quarter of 2016, a 20.0% increase compared to 33,162 in the fourth quarter of 2015. Inside sales originated an all-time record 28,945 net new smart home subscribers in the fourth quarter, up 31.8% as compared to the fourth quarter of 2015.

Full year 2016 total revenues were increased by 15.9% year over year to a record $757.9 million. The increase in total revenues was primarily driven by a 13.1% year-over-year increase in Total Subscribers, along with an increase of $2.31 in ARPU, from $54.92 to $57.23 for the total portfolio. The increase in total revenues was offset by a negative impact from foreign exchange of $2.1 million.

The Company added a record 277,241 net new smart home subscribers in 2016 or a 17.2% year-over-year increase from 2015. Our inside channels drove a significant amount of this increase, growing 53.4%, from 65,871 to 101,035 compared to the same period in 2015. Adoption of advanced smart home services increased 800 bps, from78.0% in 2015 to 86.4% in 2016. Average Revenue per New User (ARPNU) increased by 8.8% from $61.43 in 2015 to $66.81 in 2016.

Summary of Financial and Portfolio Metrics for the Last Five Quarters

($ in millions, except for subscriber data)

	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016
Total Revenues	$175.0	$174.3	$180.8	$198.3	$204.5
Net Loss	$(62.4)	$(45.1)	$(89.7)	$(70.0)	$(71.2)
Adjusted EBITDA	$101.5	$102.8	$105.0	$118.0	$118.3
Adj EBITDA Margin	58.0%	59.0%	58.1%	59.5%	57.8%
Total RPU(1)	$55.7	$56.3	$61.2	$65.3	$65.6
Net New Smart Home Subscribers	33,162	41,830	101,334	94,272	39,805
Average Revenue per New User(1)	$60.08	$62.01	$67.08	$68.85	$66.33
Total Subscribers(1)	1,013,917	1,018,397	1,088,909	1,142,571	1,146,746
Average Revenue per User(1)	$54.92	$55.27	$56.20	$57.16	$57.23
Subscriber Account Attrition(2)	12.2%	12.6%	12.9%	12.9%	12.6%

(1)	Total Subscribers and RPU data exclude wireless internet business and are provided as of each period end
(2)	Subscriber attrition is reported on an LTM basis for each period end and excludes wireless Internet business

“In looking back at 2016, we’d call out several items of note. One, we continued to financially leverage the smart home model in terms of ARPU, which increased 8.8% or $5.38 per new subscriber to a record 66.81, and margin dollars generated per our installed base of accounts increased by $1.92, or 4.7%. Two, our subscriber acquisition cost continues to decline, down 100 basis points in the last 12 months to 29.9X, and attrition has been managed to expectations,” said Mark Davies, CFO of APX Group. “I believe possibly most importantly, our new Vivint Flex Pay program, in partnership with Citizens Bank, will allow us to significantly reduce our subscriber acquisition costs and therefore the amount of external funding we will require to grow and expand our smart home business.” Mr. Davies continued, “A successful implementation and ramp of the Flex Pay program will be a key priority across the Vivint organization in 2017. We’ll continue to focus on operational leverage, profitable growth and channel expansion and our efforts to drive ROI from our platform and product investments.”

Costs and Expenses

Fourth quarter operating expenses increased by 21.4% compared to the same period in 2015, to $69.1 million. The increase in operating expenses was primarily related to equipment costs and personnel and related costs in our smart home business.

Full year 2016 operating expenses increased $36.6 from $228.3 million in 2015 to $264.9 for the same period in 2016. The $36.6 million increase in operating expenses in 2016 was attributable to 13.1% year-over-year growth in the subscriber base, including personnel costs within our monitoring, customer support and field service functions; facilities costs, information technology costs, and payment processing fees. Net Service Costs per Subscriber in 2016 was $14.72 driving a Net Service Margin of 73.7% for the year.

Fourth quarter selling expenses, net of capitalized subscriber acquisition costs, were $32.6 million compared to $33.2 million for the same period in 2015.

Full year 2016 selling expenses, net of capitalized subscriber acquisition costs, were $131.4 million in 2016 compared to $122.9 million in 2015. The 6.9% year-over-year increase was primarily attributable to higher digital marketing lead generation costs associated with the 53.4% year-over-year growth of net new smart home subscribers from our inside sales channel, along with an increase in facilities and information technology costs. The increase in costs were partially offset by a decrease in legal costs of $1.7 million. The Company’s Net Subscriber Acquisition Multiple for 2016, excluding all costs associated with new subscriber originations in the wireless internet business, improved by 100 basis points compared to 2015, to 29.9x.

General and administrative (“G&A”) expenses, net of allocations, for the fourth quarter were $41.3 million compared to $36.4 million for the fourth quarter of 2015. The year-over-year increase in the quarter was primarily due to an increase in bad debt, professional services and legal expenses. The increase was partially offset by lower expenses related to facilities and information technology.

G&A expenses, net of allocations, increased by 33.6% to $143.2 million in 2016 compared to $107.2 million in 2015. The $36.0 million increase in G&A includes a $12.2 million one-time non-cash gain on settlement of merger-related transaction expenses released from escrow and recorded during 2015. Excluding the gain on the settlement, G&A increased 19.9% year over year, and was primarily driven by an increase in personnel costs, a one-time stock-based compensation charge, along with an increase in legal and information technology costs.

Adjusted EBITDA and Net Loss

Adjusted EBITDA for the fourth quarter of 2016 grew by 16.6% to $118.3 million on a net loss of $71.2 million, compared to Adjusted EBITDA of $101.5 million on a net loss of $62.4 million for the fourth quarter of 2015.

Adjusted EBITDA for the Full Year of 2016 was up 14.7% year over year to $444.1 million on a net loss of $276.0 million compared to Adjusted EBITDA of $387.1 million on a net loss of $279.1 million in 2015.

Recent Developments

On January 3, 2017, we announced the introduction of the Vivint Flex Pay plan. Under the Vivint Flex Pay plan, we (i) will launched a program (“ Consumer Financing Program”) in the first quarter of 2017, pursuant to which we will offer to qualified customers in the United States an opportunity to finance the purchase of Products used in connection with our smart home and security services through a third party financing provider and (ii) have begun to offer Retail Installment Contacts (“RICs”) with respect to the purchase of Products to certain customers who do not qualify to participate in the Consumer Financing Program, but qualify under our historical underwriting criteria. We may also establish credit programs either directly or through an affiliate or pursuant to an agreement with a third party to provide installment loans or similar products to customers that do not qualify to participate in the Consumer Financing Program. Alternatively, customers may purchase the Products with cash or credit card.

Under the Vivint Flex Pay plan, customers pay separately for the Products and our smart home and security services. Under the Consumer Financing Program, qualified customers will be eligible for installment loans provided by a third party financing provider of up to $4,000 for either a term of 42 or 60 months. In connection with the Consumer Financing Program, a subsidiary of ours entered into the CFP Agreement with Citizens pursuant to which Citizens will be the exclusive provider of installment loans under the Consumer Financing Program for our customers who are eligible for such loans. Pursuant to the CFP Agreement, we will pay a monthly fee to Citizens based on the average daily balance of the loans provided by Citizens outstanding and we will share with Citizens liability for credit losses, with Vivint being responsible for approximately 5% to 100% of lost principal balances, depending on factors specified in the CFP Agreement. The initial term of the CFP Agreement is five years, subject to automatic, one-year renewals unless terminated by either party in accordance with its terms. We are initially offering RICs for 42 or 60 month terms to certain customers who do not qualify to participate in the Consumer Financing Program, but qualify under our historical underwriting criteria, and may establish credit programs either directly or through an affiliate or pursuant to an agreement with a third party to provide installment loans or similar products to such customers. Along with the purchase of the Products, customers enter into a service agreement with simple pricing of $39.99 per month for basic security or $49.99 per month for smart home with the same term lengths as their installment loan agreements or RICs.

Liquidity

As of December 31, 2016, the Company’s liquidity position on a consolidated basis, defined as cash on hand, short-term marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $327 million.

On February 1, 2017, APX issued an additional $300.0 million aggregate principal amount of the 2022 notes at a price of 108.250%. We primarily used the net proceeds from the offering of these 2022 notes to redeem $300.0 million aggregate principal amount of the existing 2019 notes and pay the related redemption premium, and to pay all fees and expenses related thereto and will use any remaining proceeds for general corporate purposes.

Certain Credit Statistics

Our net leverage ratio, defined as the ratio of net debt to LTM Adjusted EBITDA, was 5.6x at December 31, 2016.

Conference Call

Vivint Smart Home will host a conference call and webcast to discuss the quarterly results at 5:30 p.m. ET today, March 2, 2017. To join the live webcast and conference call, please visit the investor relations section of the Vivint Smart Home website, www.investors.vivint.com/events-presentations/events or dial (877) 201-0168 for domestic participants or (647) 788-4901 for international participants with the conference code of 77500318. A financial results presentation and online access to join the webcast will be available immediately before the call on the Investor Relations section of the Company’s website at http://www.investors.vivint.com/events-presentations/events. A replay of the webcast will be available for 30 days on the Investor Relations section of the Company’s website at www.investors.vivint.com following the completion of the webcast and conference call.

About Vivint Smart Home

Vivint Smart Home is a leading provider of smart home services in North America. Vivint delivers an integrated smart home system with in-home consultation, professional installation and support delivered by its Smart Home Pros, as well as 24/7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, Vivint serves more than one million customers throughout the U.S. and Canada. For more information, visit www.vivint.com.

Forward Looking Statements

This earnings release and accompanying conference call include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, our plans, strategies and prospects, both business and financial. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this earnings release other than statements of historical fact are forward-looking statements. These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of this date hereof. You should understand that the following important factors, in addition to those discussed in “Risk Factors” in our most recent annual report on Form 10-K, and other reports filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings with the SEC, which are available on the SEC’s website at www.sec.gov, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the smart home and security industry and product introductions and promotional activity by our competitors;

•	litigation, complaints or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;

•	adverse publicity and product liability claims;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements;

•	cost increases or shortages in smart home and security technology products or components; and

•	the impact to the Company’s business results of operations, financial condition, regulatory compliance, and customer experience of the Vivint Flex Pay plan

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in our most recent annual report on Form 10-K, and other reports as such factors may be updated from time to time in our periodic filings with the SEC. These risk factors should not be construed as exhaustive. We undertake no obligations to update or revise publicly any forward-looking statements, whether a result of new information, future events, or otherwise, except as required by law.

Certain Definitions

Total Subscribers – The aggregate number of active smart home and security subscribers at the end of a given period

Monthly Revenue per User (“RPU”) – The recurring monthly revenue billed to a smart home and security subscriber

Total Revenue per User – The aggregate RPU billed for all smart home and security subscribers

Average RPU (“ARPU”) – The Total RPU divided by Total Subscribers

Average Revenue per New User (“ARPNU”) – The aggregate RPU for new subscribers originated during a period divided by the number of new subscribers originated during such period

Attrition – The aggregate number of canceled security and home automation subscribers during a period divided by the monthly weighted average number of total security and home automation subscribers for such period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by us, or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). Sales of contracts to third parties and moves are excluded from the attrition calculation

Net Subscriber Acquisition Costs – Defined as direct and indirect costs to create a new security and home automation subscriber. These include commissions, equipment, installation, marketing and other allocations (G&A and overhead), less activation fees and up sell revenue. These costs also exclude residuals and long-term equity expenses associated with the direct-to-home sales channel.

Net Subscriber Acquisition Cost Multiple – Defined as Net Subscriber Acquisition Costs, divided by the number of net new subscribers originated, and then divided by the ARPNU

Adjusted EBITDA – Net Income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock-based compensation, the historical results of the Company’s Solar variable interest entity and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the indentures governing the notes

Last Quarter Annualized Adjusted EBITDA (“LQA Adjusted EBITDA”) – A common industry measure used to reflect the step-function in earnings during the sales season related to the subscribers generated from April to August. LQA Adjusted EBITDA, calculated by multiplying Adjusted EBITDA for the most recent fiscal quarter by 4, represents the ongoing earnings power of Vivint’s current subscriber base and is potentially a more relevant metric than LTM due to the recurring nature of the revenue and expected earnings

Net Service Cost – Defined as total service costs, including monitoring, customer service, field service and other allocations (G&A and overhead) costs, less total service revenue divided by total service subscribers

Net Service Margin – Defined as Average RPU per subscriber less Net Service Costs divided by Average RPU

Advanced Smart Home Services – represents subscribers who have contracted for one or more smart home services beyond basic security offering

Contact:

Dale R. Gerard

Senior Vice President of Finance and Treasurer

801-705-8011

dgerard@vivint.com

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Consolidated Statements of Operations

(In thousands)

	Years ended December 31,		Three Months Ended December 31,
	2016	2015	2016	2015
Revenues:
Recurring revenue	$724,478	$624,989	$195,528	$168,342
Service and other sales revenue	22,855	22,700	6,013	4,980
Activation fees	10,574	6,032	2,971	1,712

Total revenues	757,907	653,721	204,512	175,034

Costs and expenses:
Operating expenses	264,865	228,315	69,059	56,870
Selling expenses	131,421	122,948	32,565	33,229
General and administrative expenses	143,168	107,212	41,334	36,440
Depreciation and amortization	288,542	244,724	79,124	63,218
Restructuring and asset impairment charges	1,013	59,197	(752)	1,206

Total costs and expenses	829,009	762,396	221,330	190,963

Loss from operations	(71,102)	(108,675)	(16,818)	(15,929)

Other expenses (income):
Interest expense	197,965	161,339	53,138	44,403
Interest income	(432)	(90)	(279)	(81)
Other loss, net	7,255	8,832	1,951	2,108

Total other expenses	204,788	170,081	54,810	46,430

Loss before income taxes	(275,890)	(278,756)	(71,628)	(62,359)

Income tax (benefit) expense	67	351	(460)	16

Net loss	$(275,957)	$(279,107)	$(71,168)	$(62,375)

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$43,520	$2,559
Accounts receivable, net	12,891	8,060
Inventories	38,452	26,321
Prepaid expenses and other current assets	10,158	10,626

Total current assets	105,021	47,566

Property and equipment, net	63,626	55,274
Subscriber acquisition costs, net	1,052,434	790,644
Deferred financing costs, net	4,420	6,456
Intangible assets, net	475,392	558,395
Goodwill	835,233	834,416
Long-term investments and other assets, net	11,536	10,893

Total assets	$2,547,662	$2,303,644

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$49,119	$52,207
Accrued payroll and commissions	46,288	38,247
Accrued expenses and other current liabilities	34,265	35,573
Deferred revenue	45,722	34,875
Current portion of capital lease obligations	9,797	7,616

Total current liabilities	185,191	168,518

Notes payable, net	2,486,700	2,118,112
Revolving Credit Facility	—	20,000
Capital lease obligations, net of current portion	7,935	11,171
Deferred revenue, net of current portion	58,734	44,782
Other long-term obligations	47,080	10,530
Deferred income tax liabilities	7,204	7,524

Total liabilities	2,792,844	2,380,637

Total stockholders’ deficit	(245,182)	(76,993)

Total liabilities and stockholders’ deficit	$2,547,662	$2,303,644

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Summary Cash Flow Data

(In thousands)

	Years ended December 31,
	2016	2015
Net cash used in operating activities	$(365,706)	$(255,307)
Net cash used in investing activities	(15,147)	(35,615)
Net cash provided by financing activities	422,280	284,400
Effect of exchange rate changes on cash	(466)	(1,726)

Net Increase in cash	40,961	(8,248)
Cash:
Beginning of Period	2,559	10,807

End of period	$43,520	$2,559

Statement Regarding Non-GAAP Financial Measures

Non-GAAP Financial Measures

This earnings release includes Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).

“Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, the historical results of Solar and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the indentures governing our notes and the credit agreement governing our revolving credit facility.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants in the indentures governing our notes and the credit agreement governing our revolving credit facility. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues.

See the following table for a quantitative reconciliation of Adjusted EBITDA to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(In millions)

(Unaudited)

	Three Months Ended
	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016
Net loss	$(62.4)	$(45.1)	$(89.7)	$(70.0)	$(71.2)
Interest expense, net	44.3	45.4	47.4	51.8	52.9
Other (income) expense, net	2.1	(5.1)	9.9	0.6	2.0
Income tax expense	0.0	1.1	(0.4)	(0.1)	(0.5)
Restructuring and asset impairment (i)	1.2	0.0	(0.7)	2.4	(0.8)
Depreciation and amortization (ii)	37.2	33.2	33.4	33.5	33.5
Amortization of capitalized creation costs	26.0	27.4	38.6	43.3	45.6
Non-capitalized subscriber acquisition costs (iii)	40.9	36.0	51.5	45.2	43.3
Non-cash compensation (iv)	0.6	0.4	2.7	0.5	0.5
Other Adjustments (v)	11.5	9.5	12.4	10.8	13.0

Adjusted EBITDA	$101.5	$102.8	$105.0	$118.0	$118.3

	Years Ended December 31,
	2016	2015
Net loss	$(276.0)	$(279.1)
Interest expense, net	197.5	161.2
Other (income) expense, net	7.3	8.8
Income tax expense	0.1	0.4
Restructuring and asset impairment (i)	1.0	59.2
Depreciation and amortization (ii)	133.7	151.7
Amortization of capitalized creation costs	154.9	93.0
Non-capitalized subscriber acquisition costs (iii)	175.9	164.0
Non-cash compensation (iv)	4.0	2.5
Other Adjustments (v)	45.7	25.3

Adjusted EBITDA	$444.1	$387.1

i.	Reflects costs related to restructuring charges and asset impairments related to the transition of our Wireless Internet business and the 2016 Contracts Sales
ii.	Excludes loan amortization costs that are included in interest expense.
iii.	Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases, and as a result, may capitalize the full cost to purchase these subscribers contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.
iv.	Reflects non-cash compensation costs related to employee and director stock and stock option plans
v.	Other adjustments including items such as product development costs, fire related expenses, subcontracted monitoring fee savings, non-recurring gain, bonus and transaction related costs associated with the 2GIG sale, and other similar adjustments.